EXHIBIT 10.1
                              ------------


                              LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of November 10, 2000 by and between Simpson
Manufacturing Co., Inc., a California corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank"). This Agreement amends and restates in its entirety that certain loan agreement dated as of June 1, 1998 by and between Borrower and Bank, as amended.


SECTION 1. THE CREDIT

1.1  CREDIT FACILITIES

     1.1.1 The Revolver-To-Term Loan. Bank will loan to Borrower an amount not to exceed Thirteen Million Eight Hundred Thousand Dollars ($13,800,000 ) outstanding in the aggregate at any one time (the "Revolver-To-Term Loan"). The proceeds of the Revolver-To-Term Loan shall be used for Borrower's general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolver-To-Term Loan in accordance with the terms of the Revolver-To-Term Note (defined below). All borrowings of the Revolver-To-Term Loan must be made before November 1, 2001, at which time all unpaid principal under the Revolver-to-Term Loan shall be converted to a fully amortizing loan to mature November 1, 2006. The Revolver-To-Term Loan shall be evidenced by Bank's standard form of commercial promissory note (the "Revolver-To-Term Note"). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

As of the date of this Agreement, the principal amount outstanding under Borrower's Revolver-To-Term loan with Bank evidenced by the promissory note dated June 1, 1998, as amended, ("Old Note") shall be deemed the initial principal amount outstanding under the Revolver-To-Term Loan, and the Old Note is hereby cancelled and superceded by the Revolver-To-Term Note.

     1.1.1.a The Standby L/C Sublimit. As a sublimit under the Revolver-To-Term loan, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (individually, a "Standby L/C"). The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Four Million Dollars ($4,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form of standby letter of credit application and reimbursement agreement. No Standby L/C shall expire more than twelve
(12) months from the date of its issuance, and in no event later than November 1, 2001. At Borrower's request, Bank will issue L/Cs on behalf of Borrower's subsidiaries, including but not limited to: 1) Simpson Strong-Tie Company, Inc.; 2) Simpson Dura-Vent Company, Inc.; and 3) Simpson Strong-Tie, International Inc., so long as the Borrower executes the Bank's standard form for L/C applications and reimbursement agreement.

1.2 Terminology. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

"GAAP" means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

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"L/C" means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

"Lien" means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

"Loan" means all the credit facilities described above.

"Loan Documents" means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

"Note" means all the promissory notes described above.

1.3 Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

1.4 Interest. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.5 Unused Fee. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter, Borrower shall pay to Bank a fee of One Eighth of One percent (0.125%) per year on the unused portion of the Revolver-To-Term Loan for the preceding quarter, computed on the basis of a 360 day year for actual days elapsed.

1.6 Standby Letter of Credit Fees. Borrower agrees to pay Bank Three Quarters of One Percent (0.75%) per annum of the principal face sum of all LCs.

1.7 Disbursement. Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization(s) to Disburse executed by Borrower.


                     SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2 Guaranties. Simpson Strong-Tie Company, Inc., and Simpson Dura-Vent Company, Inc. (individually a "Guarantor" and collectively "Guarantors") shall have executed and delivered to Bank their respective continuing guaranties in form and amount satisfactory to Bank.


2.3 Authorization to Obtain Credit. Borrower shall have provided Bank with certified copies of resolutions duly adopted by Borrower's board of directors and in form satisfactory to Bank, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.4 Continuing Compliance. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.


                SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1 Business Activity. Borrower's principal business is manufacturer of specialty connectors and venting systems for gas and wood burning appliances.

3.2 Affiliates and Subsidiaries. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the equity interests in Borrower, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3 Organization and Qualification. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4 Power and Authorization. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6 Compliance with Laws. Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.7 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements.

3.8 Financial Statements. Borrower's financial statements, including both a balance sheet at June 30, 2000, together with supporting schedules, and an income statement for the six (6) months ended June 30, 2000 , have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower's financial condition for the period covered thereby. Since June 30, 2000, there has been no material adverse change in Borrower's financial condition or operations.

3.9 Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

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3.10  ERISA. Borrower's defined benefit pension plans (as defined in the
Employee Retirement Income Security Act of 1974, as amended ("ERISA")), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.11 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12 No Event of Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13 Continuing Representations and Warranties. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.


                     SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

4.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2 Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 Maintenance of Existence. Borrower will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Borrower's properties.

4.4 Records. Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower's expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower's accounts and records and Bank's collateral during regular business hours.

4.5  Information Furnished. Borrower will furnish to Bank:

     (a) Within Sixty (60) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP;

     (b) Within One Hundred Twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants;

     (c) Give Notice to Bank within Fifteen (15) days of any guaranty issued obligating Borrower or Guarantors.

     (d) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower's financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower's financial condition or operations;

     (e) Prior written notice to Bank of any change in Borrower's officers and other senior management, Borrower's name, and the location of Borrower's assets, principal place of business or chief executive office;

     (f) Copies of any amendments to Borrower's loan documents with Wells Fargo Bank;

     (g) Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto;

     (h) Give written notice at least Thirty (30) days prior to the proposed closing date of any acquisition in excess of Eight Million Dollars ($8,000,000), providing a description of the business or assets to be acquired and the terms of the acquisition; and

     (i) Such other financial statements and information as Bank may reasonably request from time to time.

4.6 Tangible Net Worth. Borrower will at all times maintain Tangible Net Worth of not less than One Hundred Forty Five Million One Hundred and Four Thousand Dollars ($145,104,000) increasing by Fifty percent (50%) of Borrower's positive net profit after taxes, if any, for each fiscal quarter ending on or after June 30, 2000. "Tangible Net Worth" means Borrower's net worth increased by indebtedness subordinated to Bank in form and substance satisfactory to Bank, and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits, prepaid costs and expenses and monies due from affiliates (including officers, shareholders and directors).

4.7 Adjusted Total Liabilities to Tangible Net Worth. Borrower will at all times maintain a ratio of Adjusted Total Liabilities to Tangible Net Worth of not greater than 1.5:1.0. "Adjusted Total Liabilities" shall mean total liabilities plus all guarantees and similar contingent liabilities of Borrower and Guarantors.

4.8 Profit From Operations. Borrower will achieve net profit from operations, as defined by generally accepted accounting principles, of any positive amount for each fiscal year.

4.9 Cash Flow Ratio. Borrower will maintain a ratio of Cash Flow to Debt Service of not less than 1.5:1.0 as of the close of each fiscal year. "Cash Flow" means net profit after taxes to which interest, net of capitalized interest, depreciation, amortization and other noncash expenses are added for the twelve (12) month period immediately preceding the date of calculation. "Debt Service" shall mean interest expenses plus prior period current portion of long-term debt, including subordinated debt payments.

4.10 Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies approved by Bank, against fire and such other risks, and in such amounts as is customarily obtained by companies conducting similar business with respect to like properties.

4.11 Additional Requirements. Upon Bank's demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.12 Litigation and Attorneys' Fees. Upon Bank's demand, Borrower will promptly pay to Bank reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

4.13 Bank Expenses. Upon Bank's request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

                       SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1 Liens. Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes not delinquent and taxes and other items being contested in good faith, (c) minor encumbrances and easements on real property which do not affect its market value, (d) existing Liens on Borrower's personal property, and (e) future purchase money security interests encumbering only the personal property purchased.

5.2 Other Indebtedness. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank; (b) trade debt incurred by Borrower in the normal course of its business; (c) the existing liabilities of Borrower disclosed to Bank on its financial statement referenced in Section 3.8 hereof; (d) indebtedness arising under existing real estate secured loans, provided however that such indebtedness shall not exceed the lesser of (i) One Hundred percent (100%) of the aggregate purchase price of such real property as valued; or (ii) the aggregate appraised value of such real estate collateral; (e) unsecured indebtedness of Borrower to Wells Fargo Bank in an aggregate amount not to exceed Nine Million and Two Hundred Thousand Dollars ($9,200,000); and (f) unsecured indebtedness of subsidiaries in an aggregate amount not to exceed Ten Million Dollars ($10,000,000).

5.3 Sale of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another.

5.4 Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, or pledge its credit or properties; except for amounts not in excess of Twenty Five Million Dollars ($25,000,000) in the aggregate.

5.5 Acquisition. Borrower will not make any acquisitions or acquire any net assets, other than fixed or capital assets acquired in the normal course of business, in excess of Twenty Million Dollars ($20,000,000) in any fiscal year.

5.6 Payment of Dividends. Borrower will not declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

5.7 Redemption of Stock. Borrower will not redeem or retire any share of its capital stock for value.

5.8 Affiliate Transactions. Borrower will not transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Borrower will not pay any management fee or fee for services to any affiliate without Bank's prior written consent.

5.9 Lease Obligations. Borrower or Subsidiary will not incur new lease obligations as lessee which would result in aggregate lease payments for any fiscal year exceeding Fifteen Million Dollars ($15,000,000). Each such lease shall be of equipment or real property needed by Borrower in the ordinary course of its business.

5.10 Borrower will not amend, alter, supplement or otherwise modify the terms of Guarantor's existing indebtedness to Wells Fargo Bank, N.A.

5.11 Borrower will not transfer the proceeds of any loan or advance hereunder, or any other asset of Borrower to any affiliate or Guarantor, unless such transfer is evidenced by a valid and enforceable instrument or statement or account.


                       SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events ("Events of Default") shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or on any amounts owing under any of the Loan Documents;

6.2  Any default shall occur under the Note;

6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

6.4 Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination agreement; or

6.5 There shall be a change in ownership or control of ten percent (10%) or more of the equity interests in Borrower or any Guarantor.


                      SECTION 7. GENERAL PROVISIONS

7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank's rights of setoff and banker's lien.

7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3  Inurement. The benefits of this Agreement and the other Loan
Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank's prior written consent shall be null and void.

7.4 Applicable Law. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

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7.5  Severability. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6 Controlling Document. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7 Construction. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.8 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.9 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.10 Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.11 Integration Clause. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.



Union Bank of California, N.A.

By:
    ------------------------------

----------------------------------


Address:

Two Walnut Creek Center
200 Pringle Avenue, Suite 260
Walnut Creek, CA  94596
Telephone: (925) 947-2428
Facsimile: (925) 947-2424


Simpson Manufacturing Co., Inc.

By: /s/MICHAEL J. HERBERT
    ------------------------------

Title: CFO
       ---------------------------

By: /s/THOMAS J FITZMYERS
    ------------------------------

Title: PRESIDENT
       ---------------------------

Address:

4637 Chabot Drive, Suite 200
Pleasanton, CA  94588
Telephone: (925) 560-9000
Facsimile: (925) 833-1499

Acknowledged by Guarantors:

Simpson Strong-Tie Company, Inc.


By: /s/MICHAEL J. HERBERT
    ------------------------------

Title: CFO
       ---------------------------


By:
    ------------------------------

Title:
       ---------------------------


Simpson Dura-Vent Company, Inc.


By: /s/MICHAEL J. HERBERT
    ------------------------------

Title: CFO
       ---------------------------


By:
    ------------------------------

Title:
       ---------------------------

COMMERCIAL PROMISSORY NOTE

$13,800,000.00                      Effective as of November 10, 2000

Each signer of this Note ("Borrower") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank") at its East Bay Commercial Banking office, or at such other place as Bank may designate in writing, in lawful money of the United States of America, the principal sum of THIRTEEN MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($13,800,000.00), or so much thereof as is disbursed under the Loan Agreement defined below, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below. From the date of this Note through November 1, 2001, Borrower may borrow, repay and reborrow principal, each advance in the minimum amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) and subject to all limitations, terms and conditions contained herein and in any Loan Documents (as defined below) provided, however, that the outstanding principal balance of this Note shall at no time exceed the maximum principal amount stated above.

1. INTEREST PAYMENTS. Interest shall be payable on the first day of each consecutive month beginning the first such date after the first advance under this Note, and continuing through October 1, 2001, plus a final instalment equal to the entire unpaid principal balance and all accrued and unpaid interest on November 1, 2001.

Notwithstanding the foregoing, however, if on November 1, 2001, Borrower is in compliance with all terms and conditions of this Note and any Loan Documents and no Event of Default (as defined below) has occurred and is continuing, Bank agrees to convert the then outstanding principal balance of this Note ("Principal Balance") to a term loan. The term loan evidenced by this Note shall bear interest at the per annum rate or rates and at the times set forth below and shall be payable as follows. The period from the date of this Note through November 1, 2001 is the "Revolving Period", and if the term loan is made, the period December 1, 2001 through November 1, 2006 is the "Term Period".

     Interest shall be payable on the first day of each consecutive month beginning December 1, 2001, and continuing through October 1, 2006. Principal shall be payable in fifty-nine (59) consecutive monthly instalments each in an amount equal to 1/60th of the Principal Balance, beginning December 1, 2001 and continuing on the first day of each consecutive month through October 1, 2006, plus a sixtieth
     (60th) and final instalment equal to the entire unpaid principal balance and all accrued and unpaid interest on November 1, 2006.

     (a) BASE INTEREST RATE. At Borrower's option, amounts outstanding hereunder in increments of at least ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) shall bear interest at a rate, based on an index selected by Borrower, which rate shall be equal to Bank's LIBOR Rate for the Interest Period selected by Borrower plus the Applicable Margin, which rate plus the Applicable Margin is to be quoted to Borrower by Bank upon Borrower's request on a Business Day, and may only be accepted at the time quoted.

     No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Borrower. The exercise of interest rate options by Borrower shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Borrower from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the Maturity Date.

     To select an Interest Period, Borrower may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected.

     Bank will confirm the Interest Period selected by Borrower promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Borrower.

     (b) VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum equal to the Reference Rate minus (i) .50% during the Revolving Period and (ii) .375% during the Term Period, which rate shall vary as and when the Reference Rate changes ("Variable Interest Rate"); provided, however, that the Variable Interest Rate under this Note shall be at no time less than the Adjusted Term Fed Funds Rate plus .50% per annum.

2. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this Note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1(b), above, calculated from the date of default until all amounts payable under this Note are paid in full.

3.   PREPAYMENT

     (a) Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and
     (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

     (b) In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

     (c) Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.


     initials MJH
              _________________________    __________________________

4. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. The occurrence of any of the following shall constitute a default under this Note: (a) the failure of Borrower to make any payment required under this Note when due; (b) any breach, misrepresentation or other default by Borrower, any guarantor, co-maker, endorser, or any person or entity other than Borrower providing security or other support for this Note (each, together with Borrower an "Obligor") under any agreement with Bank; or any person shall fail to perform its obligations under the terms of any promissory Note, contract or other obligation that is held by Bank as collateral or support for the obligations evidenced by this Note; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for, or a transfer of, all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation or termination of any document, instrument or writing given in connection with this Note;
(j) the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes; (l) the default by any Obligor on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; (n) Any employee benefit plan of any Obligor ("Plan") subject to the Employee Retirement Income Security act of 1974 ("ERISA") or any successor thereto shall be terminated pursuant to ERISA, a trustee shall be appointed to administrator any Plan, the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan, or any Plan shall fail to satisfy the minimum funding standard for such Plan for a plan year as established by the Internal Revenue Code, as amended from time to time; or (o) Any governmental authority shall take any action, or any other event shall occur, which, in the judgment of Bank, might have a material adverse effect on the financial condition or business of any Obligor. Upon the occurrence of any such default, Bank, in its discretion, may (i) cease to advance funds under this Note, (ii) may declare all obligations under this Note immediately due and payable; or (iii) exercise any other right or remedy available under contract or applicable law; provided however, upon the occurrence of an event of default under subsections c, d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

5. ADDITIONAL AGREEMENTS OF BORROWER. If any amounts owing under this Note are not paid when due, Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this Note. Borrower, for the maximum period of time and the full extent permitted by law, (a) waives diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; and (b) waives the right to assert the defense of any statute of limitations to any obligation under this Note. If this
Note is signed by more than one party, the term "Borrower" includes each of the undersigned, whose liability shall be joint and several. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this Note shall accrue until the funds are deemed collected. In any action brought under or arising out of this Note, Borrower hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by this state's law. This Note shall be construed in accordance with and governed by the laws of the State referred to in this Section. This Note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Borrower and Bank. The benefits of this Note shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, provided that Borrower may not assign or transfer Borrower's obligations under this Note without Bank's prior written consent.

Bank reserves the right to sell, assign or transfer its rights and duties under this Note in whole or in part without notice to Borrower. In that connection, Bank may disclose all documents and information which Bank may have pertaining to this Note, any Obligor or any Obligor's business.

6. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "Adjusted Term Fed Funds Rate" means the rate determined by Bank to be the per annum rate at which Bank can acquire term Federal funds deposits for a term corresponding to the Interest Period applicable to the Bank's advance to Borrower, and for an amount equal to the amount of principal covered by Borrower's Base Interest Rate election, and adjusted to Bank's costs. "Applicable Margin" means the following percent per annum for the following periods:
(a) During the Revolving Period, plus (i) one percent (1.0%) per annum from the date of this Note to but excluding the date of any change in such interest rate margin required by a change in the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth as provided for in this definition of Applicable Margin: (ii) three-quarters of one percent (.75%) per annum, effective on the first day of the month following the month in which Bank receives a financial statement (required by the Loan Agreement) from Debtor ("Financial Statement") demonstrating that the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was less than 0.50 to 1.00 (provided that for the purposes of this definition of Applicable Margin, the term " effective on the first day of the month following the month in which Bank receives a Financial Statement" shall be deemed to be "effective on the first day of the Interest Period following the Interest Period in which Bank receives a Financial Statement" during such time as any outstanding principal balance of this Note bears interest at a rate based on the LIBOR Rate), (iii) seven-eighths percent (.875%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was less than or equal to 1.00 to 1.00, but equal to or greater than 0.50 to 1.00 and (iv) one percent (1.0%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was greater than 1.00 to 1.00; (b) during the Term Period, plus (i) one and one-eighth percent (1.125%) per annum from the date of this Note to but excluding the date of any change in such interest rate margin required by a change in the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth as provided for in this definition of Applicable Margin: (ii) seven-eighths of one percent (.875%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was less than
0.50 to 1.00, (iii) one percent (1.0%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was less than or equal to 1.00 to 1.00, but equal to or greater than 0.50 to 1.00 and (iv) one one-eighths percent (1.125%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was greater than 1.00 to 1.00; provided, however, that (x) if at any time there exists a default under this note or the Loan Agreement, or any event has occurred which, with notice or the lapse of time, or both, would become a default under this note or the Loan Agreement, or (y) if Debtor fails to deliver any Financial Statement to Bank within the required time period set forth in the Loan Agreement, then the ratio of Debtor's Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby shall be deemed to be greater than 1.00 to 1.00 until such default or unmatured default is cured or otherwise waived by Bank or such Financial Statement is delivered to Bank, as the case may be; and provided further, however, that the Applicable Margin shall never be a negative number. "Base Interest Rate" means a rate of interest based on the LIBOR Rate. "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate. "Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "Interest Period" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of one, two or three weeks or one, two, three, four, five, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR Rate" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements. "Loan Agreement" shall mean that certain Loan Agreement dated as of November 10, 2000 by and between Debtor and Bank, as at any time amended, supplemented or otherwise modified or further restated. Capitalized terms not otherwise defined in this Note shall have the meanings provided in the Loan Agreement. "Origination

Date" means the first day of each Interest Period. "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.


SIMPSON MANUFACTURING CO., INC.,
a California corporation

By: /s/MICHAEL J. HERBERT
    --------------------------------

Title: CFO
       -----------------------------

By: /s/THOMAS J FITZMYERS
    --------------------------------

Title: PRESIDENT
       -----------------------------